Exhibit 99.2

TRIMERS, INC.

THIRD QUARTER EARNINGS CONFERENCE CALL

Moderator: Larry Hill

November 8, 2007

4:00 pm CT
Operator:

Good afternoon and welcome to the Trimeris Third Quarter 2007 Earnings conference call. This conference call may contain projections, estimates, and other forward looking statements that involve a number of risks and uncertainties including those discussed in Trimeris' filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization.

We are dependent on third parties for the sale, marketing, and distribution of our drug candidates. The market for HIV therapeutics is very competitive with regular new product entries that affect the sales of our products.

The results of our products' clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks see Trimeris Form 10K filed with the Securities and Exchange Commission on March 16, 2007, and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during this call represents managements' current judgment on the future direction of the company's business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arising after the date hereof.

I'll now the call over to Mr. Larry Hill, Acting President and Chief Operating Officer.

Larry Hill:

Good afternoon. Thank you for being with us for our third quarter 2007 earnings conference call. Joining me on the call today are several members of the Trimeris senior management team.

There are three key messages that we wanted to convey to you on this call today and we will provide more details surrounding each of them later in the call.

First, we had a good quarter and are very pleased to have reported quarterly earnings of 25 cents per share and quarterly revenues of $10.4 million. Second, we have continued to strengthen our cash position by $14.7 million this year to $63.3 million from $48.6 million at December 31, 2006. And finally, we want to update you on the good progress of our next generation fusion inhibitor program.

I will now give you more details of our financial results. For the third quarter of 2007, we recorded net income of $5.5 million or 25 cents per share compared to $3.4 million or 16 cents per share in the third quarter of 2006. This positive result was primarily driven by an increase in FUZEON sales and a decrease in our operating expenses.

For the first nine months of 2007, we recorded net income of $18.4 million, or 83 cents per share, compared to $2.7 million or 12 cents per share, in the first nine months of 2006.

On the last conference call, I mentioned two one time events that impacted our results for the first quarter. Those one time events were the acceleration of revenue recognition for past milestones payments received from Roche and the recording of a one time expense associated with the reduction in force. Excluding milestone revenue and reduction in force expenses, we would have recorded net income of $13.3 million or 60 cents per share, compared to a loss of $215,000 or a loss of one cent per share, in the first nine months of 2006.

Worldwide net sales of FUZEON for the third quarter of 2007 were $73.9 million, an increase of 17% from the $63 million in the third quarter of 2006. Net sales of FUZEON in the US and Canada for the third quarter of 2007 were $30.6 million, down 9% from $33.5 million in the third quarter of 2006.

Net sales of FUZEON outside the US and Canada for the third quarter of 2007 were $43.3 million, an increase of 47% from $29.5 million in the third quarter of 2006. Worldwide net sales of FUZEON for the first nine months of 2007 were $200.3 million, an increase of 14% from $175.7 million in the first nine months of 2006.

Net sales of FUZEON in the US and Canada for the first nine months of 2007 were $92.8 million, up 1% from $92 million in the first nine months of 2006. Net sales of FUZON outside the US and Canada for the first nine months of 2007 were $107.5 million, an increase of 28% from $83.7 million in the first nine months of 2006.

Our cash position increased by $14.7 million to $63.3 million as of September 3 - excuse me - September 30, 2007 compared to $48.6 million at December 31, 2006.

Turning to our next generation HIV Fusion inhibitor, or NGFI, program we're pleased with the progress of TRI-1144 and the positive attributes that it continues to show.

In pre-clinical studies TRI-1144 has demonstrated excellent antiviral pharmacokinetics, safety, and physical properties. The preclinical safety program is progressing well and thus far in animal studies injection site reactions with TRI-1144 have been minimal.

Thus TRI-1144 remains on track to achieve a profile of a convenient, low volume, once daily injection delivered by a pre-filled auto-injector with minimal- to no- injection site reactions.

In addition, the target profile for TRI1144 seeks to retain the excellent, systemic safety profile of FUZEON and to date this continues to be borne out in the preclinical safety studies.

The program is on track. We're filing an IND in the first half of next year followed shortly by a focused Phase I study in healthy volunteers and a Phase I/II study in HIV one infected patients.

Each of these studies is being designed to provide for an early go/no go decision regarding continued development of TRI-1144 and could provide key data impacting decisions to consider less frequent dosing options.

And lastly, as a convenience to our investors, we would again like to comment on our outlook for 2007. Our outlook is based on a number of factors which are subject to certain risks and assumptions that are more fully described in our filings with the Securities and Exchange Commission. For a discussion of the risks and uncertainties associated with these forward looking statements please refer to the Trimeris safe harbor statement that was read at the beginning of this call.

At this time, we reiterate our previous outlook that total worldwide net sales of FUZEON will show modest top line growth in 2007 compared to 2006. Also, Trimeris forecasts its 2007 total operating expenses will be less than those incurred in 2006.

In summary, we are pleased with our financial performance this quarter. Thank you for listening and I will now take your questions.

Operator:

At this time, I would like to remind everyone, if you would like to ask a question simply press star, then the number 1, on your telephone keypad. That is star then, the number 1, to ask your question.

We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Matthew Eckman. Sir, your line is open.

Matthew Eckman:	Hi gentlemen. Thanks for providing the update. I was wondering if you could give us some color on the - any options expense this quarter.
Larry Hill:	Andrew?
Andrew Graham:	Sure. Option expense this quarter was around $700,000.
Matthew Eckman:	And how did that split out between R&D and...
Andrew Graham:	It's roughly an equal split out between R&D and G&A.
Matthew Eckman:	Okay thank you.
Operator:	And again, if you would like to ask a question it is simply star then 1 on your telephone keypad. Gentlemen, there are no further questions at this time. Do you have any closing remarks?
Larry Hill:	Yes. Thank you for participating on our third quarter 2007 earnings conference call.
Operator:	This concludes today's conference. You may now disconnect.

END